Exhibit 3.21

RESOLUTIONS ADOPTED BY THE BOARD OF

INDUSTRIAL SERVICES ON

APRIL 8, 2004

Amendment to Bylaws

RESOLVED that, as of March 1, 2004, the first two sentences of Section 1 of Article IV of the Corporation’s Bylaws shall be and hereby are amended in their entirety to read as follows:

“The Officers of the Corporation shall be chosen by the Board of Directors and shall be a President (who shall also be the Chief Executive Officer) and a Secretary. The Board of Directors, in its discretion, may also choose a Treasurer, one or more Vice Presidents, Assistant Secretaries, and other officers.”